SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 31, 2013

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
(Exact name of registrant as specified in its charter)

California	333-04028LA	26-3959348
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA	92821
(Address of Principal Executive Offices)	(Zip Code)

            Registrant's telephone number, including area code: (714) 671-5720

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the

            Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the

            Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment

      of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on October 2, 2013, Billy M. Dodson resigned as the President and Chief Executive Officer of Ministry Partners Investment Company, LLC (the “Company”).  The Company and Mr. Dodson have entered into a Confidential Severance and Release Agreement (the “Severance Agreement”) that, if not revoked by Mr. Dodson prior to November 7, 2013 pursuant to his statutory right to unilaterally do so, will be effective on November 8, 2013.  Pursuant to the terms of the Severance Agreement, (i) Mr. Dodson will receive aggregate severance pay of $196,355, subject to applicable withholding and deductions, in two equal installments with the first installment paid in the first regular payroll period following the effective date of the Severance Agreement and the second installment paid on or before March 1, 2014; (ii) the Company will pay the premium payments for coverage under the Company’s group medical plan pursuant to the provisions of the Consolidated Omnibus Reconciliation Act (“COBRA”) for a period of nine months for COBRA continuation coverage that Mr. Dodson elects for himself and family members who were currently eligible dependents under the Company’s health insurance plan as of October 2, 2013; and (iii) the Company will pay up to $15,500 for career transition services provided by a Company designated consultant if requested by Mr. Dodson.

In exchange for the consideration provided by the Severance Agreement, Mr. Dodson has agreed to, among other things, (i) fully release the Company, its wholly-owned subsidiaries, its equity owners, managers, officers, employees and other named releasees from all claims arising from his employment with, separation or termination of employment and any act, omission or transaction of the Company or the named releasees occurring on or before the date Mr. Dodson executes the Severance Agreement; (ii) remain subject to certain confidentiality obligations that protect the Company’s proprietary information; and (iii) refrain for a period of one year after his termination of employment from soliciting any Company officer, employee or manager to leave the Company or use the Company’s proprietary information to interfere with any business relationship or contract with the Company’s customers, investors or business partners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  November 5, 2013      MINISTRY PARTNERS INVESTMENT

COMPANY, LLC

/s/ Van C. Elliott

Van C. Elliott

Manager-in-Charge